UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2016

CHANTICLEER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-29507	20-2932652
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414

Charlotte, North Carolina 28226

(Address of principal executive offices)

Registrant’s telephone number, including area code: (704) 366-5122

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 24, 2016, Chanticleer Holdings, Inc., a Delaware corporation (“Chanticleer”) and Florida Mezzanine Fund LLLP (“Florida Mezz”) entered into the Second Amendment to Assumption and Assignment Agreement. This amendment extends the planned maturity of certain existing debt, provides for a mechanism of allocating proceeds from future debt offerings to the Florida Mezz obligation, and provides a waiver of certain covenants.

Pursuant to this amendment, Chanticleer agreed to allocate 90%, up to an amount not to exceed $8,000,000, of the proceeds of its next debt or other financing pro-rata to payment of certain existing debt. Of the allocated financing proceeds, 62.5% will be paid to Florida Mezz, to be applied toward the Company’s obligation in the principal amount of $5,000,000. If payment is remitted on or prior to December 31, 2016, Florida Mezz will extend the maturity date of the note to July 31, 2018.

Only in the event the Florida Mezz obligation is not repaid in full by December 31, 2016, Chanticleer will pay a modification fee equal to five percent (5%) of the outstanding principal balance of the balance of the obligation after the application of the financing proceeds. Also only in the event that the Florida Mezz obligation is not repaid in full, Chanticleer also agreed to allocate 62.5% of the proceeds from the sale of any asset prior to July 31, 2018 to Florida Mezz.

Provided that Chanticleer continues to make timely interest only payments to Florida Mezz, a subsequent payment default does not occur, and Chanticleer continues to comply with the terms of the amendment, any existing event of default was waived together with waiver of the financial covenants until July 31, 2018.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

(a) The disclosures set forth in Item 1.01 are incorporated herein by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Chanticleer Holdings, Inc., a Delaware corporation (Registrant)

Date: October 28, 2016	By:	/s/ Michael D. Pruitt
	Name:	Michael D. Pruitt
	Title:	Chief Executive Officer